STOCK PURCHASE AGREEMENT

                        DATED AS OF JULY 17, 1995

                             BY AND BETWEEN

                     ZENITH ELECTRONICS CORPORATION

                                  AND

                          LG ELECTRONICS INC.

                                 CONTENTS

ARTICLE 1.  DEFINITIONS                                            1
      1.1.  Definitions                                            1

ARTICLE 2.  SALE AND PURCHASE OF ISSUE SHARES                      5
      2.1.  Sale and Purchase of the Shares                        5
      2.2.  Closing and Deliveries                                 5
            2.2.1.  Deliveries by the Purchaser                    5
            2.2.2.  Deliveries by the Company                      6

ARTICLE 3.  THE OFFER                                              6
      3.1.  Commencement of the Offer                              6
      3.2.  Changes to the Offer                                   6
      3.3.  Purchase                                               6
      3.4.  Schedule 14D-1 and other Offer Documents               7
      3.5.  Actions by the Company                                 7
            3.5.1.  Approval and Recommendation of Offer           7
            3.5.2.  Schedule 14D-9                                 8
            3.5.3.  Stockholder Information                        8

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY           9
      4.1. Organization and Standing; Charter and Bylaws           9
      4.2. Authority                                               9
      4.3. Capital Stock                                          10
      4.4. Governmental Consents                                  10
      4.5. Compliance with Applicable Law                         10
      4.6. No Default                                             11
      4.7. Reports and Financial Statements                       11
      4.8. Absence of Changes                                     12
      4.9. Litigation                                             12
      4.10. Tax Matters                                           12
      4.11. Registration Rights                                   13
      4.12. Offering                                              13
      4.13. Insurance                                             13
      4.14. Certain Transactions                                  13
      4.15. Employees and ERISA                                   13
      4.16. Intellectual Property                                 14
      4.17. Environmental Laws and Regulations                    14
      4.18. Brokers                                               15
      4.19. Company Letter                                        15

ARTICLE 5.  REPRESENTATIONS AND WARRANTIES OF THE PURCHASER       15
      5.1. Organization, Good Standing, and Qualification         15
      5.2. Authority                                              15
      5.3. No Violation                                           16
      5.4. Governmental Consents                                  16
      5.5. Securities Laws                                        16
           5.5.1.  Investment Intent	                             16

           5.5.2.  Sophistication                                 16
      5.6. Offer and Proxy Materials                              16
      5.7. Brokers                                                17

ARTICLE 6. COVENANTS                                              17
      6.1. Proxy Solicitation and Stockholder Approval            17
           6.1.1.  Proxy Materials                                17
           6.1.2.  Stockholders' Meeting                          18
      6.2. Conduct of Business of the Company                     18
      6.3. Other Potential Bidders                                20
      6.4. Access to Information; Confidentiality                 21
           6.4.1.  Access                                         21
           6.4.2.  Confidentiality                                21
      6.5. Additional Agreements; Reasonable Efforts              21
      6.6. HSR and Exon-Florio                                    22
      6.7. Public Announcements                                   22
      6.8. Amendment of Rights Agreement                          22
      6.9. Notification of Certain Matters                        22
     6.10. Disclosure                                             22
     6.11. Election of Directors                                  22
           6.11.1.  Directors                                     22
           6.11.2.  Compliance with Section 14(f)                 23
     6.12. Director and Officer Liability                         23
     6.13. Change in Control                                      24

ARTICLE 7. CONDITIONS TO PURCHASE AND SALE OF ISSUE SHARES        24
	     7.1. Conditions to Obligations of the Purchaser and
           the Company                                            24
           7.1.1.  Stockholder Approval                           24
           7.1.2.  No Prohibition                                 24
           7.1.3.  Regulatory Compliance                          24
           7.1.4.  Exon-Florio                                    24
      7.2. Conditions to Obligations of the Purchaser             25
           7.2.1. Directors                                       25
           7.2.2. Performance                                     25
           7.2.3. Amended Bylaws                                  25
           7.2.4. Amendment of Rights Agreement                   25
           7.2.5. Tender of Shares                                25
           7.2.6. Closing Deliveries                              25
           7.2.7. Representations and Warranties True             25
           7.2.8. Certificate                                     25
           7.2.9. Credit Agreements                               25
           7.2.10. Items in Company Letter                        26
      7.3. Conditions to Obligations of the Company               26
           7.3.1. Performance                                     26
           7.3.2. Representations and Warranties True             26
           7.3.3. Closing Deliveries                              26
           7.3.4. Certificate                                     26
           7.3.5. Offer                                           26

ARTICLE 8. TERMINATION                                            26
      8.1. Termination by the Company                             26
      8.2. Termination by the Purchaser                           27
      8.3. Termination by the Purchaser or the Company            27
      8.4. Effect of Termination                                  27

ARTICLE 9. MISCELLANEOUS                                          28
      9.1. Survival of Representations and Warranties             28
      9.2. Governing Law; Consent to Jurisdiction                 28
      9.3. Expenses                                               28
      9.4. Notices                                                28
      9.5. Waiver                                                 29
      9.6. The Purchaser Subsidiaries; Successors,
           Assignment, and Parties in Interest                    29
      9.7. Entire Agreement                                       30
      9.8. Amendment                                              30
      9.9. Severability                                           30
      9.10. Cumulation of Remedies                                30
      9.11. Fair Construction                                     30
      9.12. Headings; References                                  30
      9.13. Counterparts                                          30


EXHIBIT A - Amended Bylaws

ANNEX A   - Conditions to Purchaser's Acceptance of Shares in the Offer

                       STOCK PURCHASE AGREEMENT


 This Stock Purchase Agreement (the "Agreement") is entered into as of July 17, 1995 by and between LG Electronics Inc., a corporation organized under the laws of the Republic of Korea (the "Purchaser"), and Zenith Electronics Corporation, a Delaware corporation (the "Company").

 WHEREAS, the Purchaser desires, directly and/or through a direct or indirect majority owned subsidiary, to purchase from the Company 16,500,000 newly issued shares of the Company's Common
Stock and to offer to purchase, directly or indirectly, from existing stockholders of the Company 18,619,000 outstanding shares of the Company's Common Stock, and the Company desires to sell certain newly issued shares of its Common Stock to the Purchaser or its subsidiary; and

 WHEREAS, upon the consummation of the transactions contemplated by this Agreement, the Purchaser or its Affiliates intend to purchase an aggregate of 35,119,000 shares of the Company's
Common Stock resulting in the Purchaser and its Affiliates owning a majority of the outstanding shares of the Company's Common Stock.

 NOW THEREFORE, in consideration of the foregoing and the representations, warranties, and agreements set forth in this Agreement, the Purchaser and the Company hereby agree as follows:



                              ARTICLE 1.

                             DEFINITIONS

 1.1. 	Definitions.  Capitalized terms used in this Agreement
and not otherwise defined herein shall have the meanings set forth below.

 "Affiliate" of a party means any person or entity controlling, controlled by, or under common control with such party. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise.

 "Amended Bylaws" means the Bylaws of the Company in the form of Exhibit A hereto, to be adopted by the Company prior to the Closing.

 "Amendment to Rights Agreement" means the amendment to the Rights Agreement effecting the changes to the Rights Agreement referred to in Section 6.8.

 "Antitrust Division" has the meaning set forth in Section 6.6.

 "Beneficially Owned" shall have the meaning provided in Rule 13d-3 under the Exchange Act without giving effect to subsection (d)(1)(i) thereof.

 "Board" means the Board of Directors of the Company.

 "Business Day" means any day other than a Saturday, a Sunday, or a bank holiday in the State of Illinois or in the Republic of Korea.

 "CFIUS" means the Committee on Foreign Investment in the United
States, as established through Executive Order No. 11858 in connection with Exon-Florio.

 "Closing" means the closing of the purchase and sale of the Issue Shares pursuant to Section 2.1 and the time that the Purchaser accepts the Offer Shares for purchase.

 "Commission" means the Securities and Exchange Commission.

 "Common Stock" means the common stock of the Company, par value $1.00 per share.

 "Company Letter" means the letter, dated as of the date hereof, from the Company to the Purchaser regarding certain matters related to this Agreement.

 "Confidentiality Agreement" means that certain Mutual Non-Disclosure Agreement between the Purchaser and the Company, dated November 25, 1994.

 "Consent" has the meaning set forth in Section 4.4.

 "Convertible Debentures" has the meaning set forth in Section 4.3.

 "Employee Benefit Plan" means each "employee benefit plan" (as defined in section 3(3) of ERISA) and each retirement or deferred compensation plan, incentive compensation plan, stock plan, unemployment compensation plan, vacation pay, severance pay, bonus or benefit arrangement, insurance or hospitalization program or any other fringe benefit arrangements which does not constitute an employee benefit plan, maintained by or contributed to by the Company or any of its subsidiaries or with respect to which the Company or any of its subsidiaries may have any liability.

 "Environmental Claim" has the meaning set forth in Section 4.17.

 "Environmental Laws" has the meaning set forth in Section 4.17.

 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

 "Exon-Florio" means Section 721 of the Exon-Florio Amendment to the Defense Production Act of 1950.

 "FTC" has the meaning set forth in Section 6.6.

 "GAAP" means generally accepted accounting principles as in effect in the United States of America (as such principles may change from time to time).

 "Governmental Authority" means any governmental, quasi-governmental, judicial, self-regulatory or regulatory agency or entity or subdivision thereof with jurisdiction over the Company or the Purchaser or any of their subsidiaries or any of the transactions contemplated by this Agreement.

 "Hazardous Material" means any substance: (i) the presence of which requires investigation or remediation under any federal, state or local statute, regulation, ordinance, order, action policy or common law; or (ii) which is defined and regulated as a "hazardous waste," "hazardous substance," pollutant or contaminant under any federal, state or local statute, regulation, rule or ordinance or amendments thereto; or (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated by any governmental authority, agency, department, commission, board, agency or instrumentality of the United States, the state in which such substance is located or any political subdivision thereof; or (iv) the presence of which poses or threatens to pose a hazard to the health or safety of persons or the environment on or about the property on which such substance is located or adjacent properties. Hazardous Material shall include, without limitation, petroleum, including crude oil and any fraction thereof, asbestos and polychlorinated biphenyls (PCBs).

 "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

 "Indemnified Party" has the meaning set forth in Section 6.12.

 "Indemnity Agreements" has the meaning set forth in Section 6.12.

 "Independent Director" means a director who is not (apart from such directorship) an Affiliate, officer, employee, agent, principal or partner of the Purchaser or the Company or any subsidiary of either of them.

 "Instruments" has the meaning set forth in Section 4.6.

 "Intellectual Property" has the meaning set forth in Section 4.16.

 "Issue Price" means $10.00 per share of Common Stock.

 "Issue Shares" means the 16,500,000 shares of Common Stock to be issued and sold by the Company to the Purchaser at the Closing pursuant to Article 2.

 "knowledge", when used in reference to the Company, means the knowledge of those officers of the Company identified in the Company Letter.

 "Lien" means any mortgage, lien, security interest, pledge, lease or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a purchase money creditor or conditional vendor, and any easement, right of way or other encumbrance on title to real property, and any agreement to give any of the foregoing.

 "Material Adverse Effect" means a material adverse effect, or the occurrence or existence of facts or circumstances reasonably expected to result in a material adverse effect, on the business, assets, results of operations, properties, financial or operating condition or prospects of the Company and its subsidiaries taken as a whole, or the ability of the Company (and, to the extent applicable, its subsidiaries) to perform its (or their) obligations under this Agreement or consummate the transactions contemplated hereby or by the other Transaction Documents. For purposes of this definition a consolidated net loss by the Company and its subsidiaries for the quarter ended June 30, 1995 of $45.3 million or less shall not be deemed to have a Material Adverse Effect.

 "Notice of Superior Proposal" has the meaning set forth in Section 6.3.

 "Offer" has the meaning set forth in Section 3.1.

 "Offer Conditions" has the meaning set forth in Section 3.1.

 "Offer Documents" has the meaning set forth in Section 3.4.

 "Offer Price" means $10.00 per share of Common Stock.

 "Offer Shares" means those shares of Common Stock, if any, purchased by the Purchaser pursuant to the Offer.

 "Permitted Liens" means (i) Liens (other than Liens imposed under
ERISA or any Environmental Law or in connection with any Environmental Claim) for taxes or other assessments or charges of Governmental Authorities that are not yet delinquent or that are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (ii) statutory Liens of landlords and mortgagees of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens (other than Liens imposed under ERISA or any Environmental Law or in connection with any Environmental Claim) imposed by law and created in the ordinary course of business for amounts not yet more than 30 days overdue or which are being contested in good faith by appropriate proceedings, in each case, with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP; (iii) leases or subleases, easements, rights-of-way, covenants, and consents which do not interfere materially with the ordinary conduct of the business of the Company or any of its subsidiaries or detract materially from the value of the property to which they attach or materially impair the use thereof to the Company and its subsidiaries; and (iv) Liens granted by the Company or any of its subsidiaries to lenders pursuant to credit agreements in existence on the date hereof.

 "Preferred Stock" has the meaning set forth in Section 4.3.

 "Proxy Materials" has the meaning set forth in Section 6.1.

 "Returns" has the meaning set forth in Section 4.10.

 "Rights" has the meaning ascribed thereto in the Rights Agreement.

 "Rights Agreement" means that certain Rights Agreement by and between the Company and The Bank of New York, as successor Rights Agent, originally dated as of October 3, 1986, as amended April 28, 1988, July 7, 1988, May 24, 1991 and February 1, 1993, and any
extension thereof and any comparable or similar successor or replacement agreement.

 "Schedule 14D-1" has the meaning set forth in Section 3.4.

 "Schedule 14D-9" has the meaning set forth in Section 3.5.2.

 "SEC Reports" has the meaning set forth in Section 4.7.

 "Securities Act" means the Securities Act of 1933, as amended.

 "Shares" means issued and outstanding shares of Common Stock.

 "Stockholder Proposals" means the transactions contemplated hereby, including the issuance and sale to the Purchaser of the Issue Shares and the purchase by the Purchaser of the Offer Shares, which transactions shall be described in the Proxy Materials and submitted to a vote of the Company's stockholders as set forth in Section 6.1.

 "Superior Proposal" has the meaning set forth in Section 6.3.

 "Tax" has the meaning set forth in Section 4.10.

 "Third Party" means any person (including a "person" as defined in Section 13(d)(3) of the ExchangeAct) or entity other than, or group not including, the Purchaser or any Affiliate of the Purchaser or the Company.

 "Third Party Acquisition" means (i) the acquisition by a Third Party of more than twenty percent of the total assets of the Company or any of its subsidiaries, (ii) the acquisition by a Third Party of twenty percent or more of (a) the Shares or (b) the Total Voting Power or
(c) the equity securities of any subsidiary of the Company, or
(iii) any merger or other combination of the Company or any of its subsidiaries with any Third Party.

 "Total Voting Power" means, at any date, the total number of votes that may be cast in the election of directors of the Company at any meeting of stockholders of the Company held on such date assuming all shares of Voting Stock were present and voted at such meeting, other than votes that may be cast only by one class or series of stock (other than Common Stock) or upon the happening of a contingency.

 "Transaction Documents" means this Agreement, the Company Letter, the Offer Documents, the Schedule 14D-9 and the Amended Bylaws, amendments thereof, and all annexes and exhibits hereto and thereto.

 "Voting Stock" means Common Stock and all other securities of the Company, if any, entitled to votegenerally in the election of directors.

                                ARTICLE 2.

                    	SALE AND PURCHASE OF ISSUE SHARES

2.1. 	Sale and Purchase of the Shares.  Upon the terms and subject to satisfaction or waiver of all of the conditions set forth in
Article 7, at the Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the Issue Shares in exchange for the Issue Price. The Purchaser shall pay the Issue Price with respect to the Issue Shares to the Company at the Closing by bank wire transfer of immediately available funds to an account designated by the Company, or by such other means as is acceptable to the Company and the Purchaser.

2.2. 	Closing and Deliveries.  Subject to satisfaction or waiver of all of the conditions set forth in Article 7, the Closing of the purchase and sale of the Issue Shares shall take place on such date and at such time as may be designated by the Purchaser within five
Business Days after the last to occur of satisfaction or waiver of the conditions set forth in Article 7. Such Closing shall occur at the offices of Mayer, Brown & Platt, 190 South LaSalle Street, Chicago, Illinois 60603, or at such other place and time as the Purchaser and the Company agree in writing.

2.2.1. 	Deliveries by the Purchaser.  At the Closing, the Purchaser
shall deliver to the Company the following:

(a) 	the Issue Price with respect to the Issue Shares; and

(b) 	such other documents and instruments, duly executed to the extent required, as may be reasonably requested by the Company in order to consummate the transactions contemplated hereby.

2.2.2. 	Deliveries by the Company.  At the Closing,
the Company shall deliver to the Purchaser the following:

(a) 	a certificate, or certificates in such denominations as may
be requested by the Purchaser, evidencing the Issue Shares; and

(b) 	such other documents and instruments, duly executed to the extent required, as may be reasonably requested by the Purchaser in order to consummate the transactions contemplated hereby.


                               ARTICLE 3.

                               THE OFFER

3.1. 	Commencement of the Offer.  Provided that nothing shall
have occurred that would result in a failure to satisfy any of the Offer Conditions, as promptly as practicable, but in no event later than five Business Days, after the public announcement of the entering into this Agreement by the parties, the Purchaser shall commence within the meaning of Rule 14d-2 under the Exchange Act a tender offer (the "Offer") to purchase for the Offer Price up to 18,619,000 Shares.
The obligations of the Purchaser to accept for payment, and pay for, any Offer Shares tendered pursuant to the Offer shall be subject to (the following being referred to as the "Offer Conditions") the purchase by Purchaser of the Issue Shares, to be consummated simultaneously with the purchase of the Offer Shares, and to the conditions that (i) this Agreement shall not have been terminated, (ii) there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn at least 18,619,000
Shares, and (iii) to the satisfaction or waiver of the other conditions set forth in Annex A attached hereto.

3.2. 	Changes to the Offer.  The Purchaser may increase
the Offer Price and may make any other changes in the terms and conditions of the Offer, provided that, unless previously approved by the Company in writing, the Purchaser may not (i) decrease the Offer Price, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought pursuant to the Offer,
(iv) add to or modify the Offer Conditions or (v) otherwise amend the Offer in any manner adverse to the Company's stockholders. Subject to the terms and conditions thereof, the Offer shall expire at midnight, New York City time, on the date that is sixty days from the date the Offer is first published or sent to holders of Shares. The Purchaser shall extend the Offer (A) if at the scheduled expiration date of the Offer any of the Offer Conditions shall not have been satisfied or waived, until such time as such Offer Conditions are satisfied or waived and (B) for any period required by any rule, regulation, interpretation or position of the Commission or the staff thereof applicable to the Offer; provided, however, that Purchaser may terminate the Offer if this Agreement is terminated.

3.3. 	Purchase.  Provided that this Agreement shall not have
been terminated in accordance with Article 8 and provided that all Offer Conditions shall have been satisfied or waived by the Purchaser in accordance with this Article 3, the Purchaser shall accept for payment and purchase, in accordance with the terms of the Offer, Shares validly tendered and not withdrawn pursuant to the Offer (up to the amount sought pursuant to the Offer or such greater amount as Purchaser, in its sole discretion, shall determine) at the Closing. The Offer Conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to any such condition or may be waived by the Purchaser, in whole or in part at any time and from time to time, in the Purchaser's sole discretion. The failure by the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination (which shall be made in good faith) by the Purchaser with respect to any of the foregoing conditions (including without limitation the satisfaction of such conditions) shall be final and binding on the parties. The Offer Price (to the extent, if any, adjusted pursuant to the Offer) shall be paid net to the seller in cash, less any required withholding of taxes, upon the terms and subject to the conditions of the Offer. It is the intention of the Purchaser and the Company that the purchase by the Purchaser of the Issue Shares be a condition to the purchase by the Purchaser of the Offer Shares and that the purchase by the Purchaser of the Offer Shares be a condition to the purchase by the Purchaser of the Issue Shares.

3.4. 	Schedule 14D-1 and Other Offer Documents.  On the
date the Offer is commenced, the Purchaser shall file with the Commission a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Offer. The Schedule 14D-1 shall contain as an exhibit or incorporate by reference the Offer to Purchase (or portions thereof) and form of the related letter of transmittal and summary advertisement to be used in connection with the Offer (the Schedule
14D-1 and such other documents, together with any supplements thereto or amendments thereof, being referred to herein collectively as the "Offer Documents"). The Company shall provide to the Purchaser in writing all information regarding the Company necessary for the preparation of the Offer Documents, which information shall be accurate and shall not contain any material misstatement of fact or omit to state any material fact necessary to make the statements included in such information, in light of the circumstances under which they are made, not misleading. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to the filing thereof with the Commission and the distribution thereof to the Company's stockholders. The Purchaser shall provide to the Company and its counsel any comments that the Purchaser receives (directly or through its counsel) from the Commission or its staff with respect to the Offer Documents promptly after receipt of such comments. The Offer Documents shall comply in all material respects with the provisions of applicable federal securities laws and shall not, on the date the Offer Documents are filed with the Commission and on the date first published, sent or given to the Company's stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Purchaser with respect to information supplied by the Company in writing specifically for inclusion in the Offer Documents. The Purchaser and the Company shall each promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and the Purchaser shall promptly amend and supplement the Offer Documents if and to the extent that they shall have become false or misleading in any material respect and shall promptly cause the Offer Documents as so amended and supplemented to be filed with the Commission and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable federal securities laws.

3.5. 	Actions by the Company.

3.5.1. 	Approval and Recommendation of Offer.  The
Company hereby consents to the Offer and represents and warrants that the Board, at its meeting duly called and held on July 17, 1995, unanimously has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer, are fair to and in the best interests of the Company's stockholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer, and such approval constitutes the Board's approval of the acquisition by the Purchaser of the Offer Shares and the Issue Shares and subsequent acquisitions of capital stock of the Company for purposes of Section 203(a)(1) of the Delaware
General Corporation Law, and (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and, to the extent necessary or appropriate under applicable law or regulations, approve and adopt the transactions contemplated by this Agreement. The Company further represents and warrants that Merrill Lynch, Pierce, Fenner & Smith Incorporated
("Merrill Lynch") has delivered to the Board its written opinion dated July 17, 1995 to the effect that, as of the date of such opinion, the proposed consideration to be received by the Company and the holders of Shares is fair to the Company and such holders from a financial point of view. The
Company has been authorized by Merrill Lynch to permit the inclusion of such fairness opinion in the Offer Documents and the Schedule 14D-9 referred to below and the Proxy
Materials referred to in Section 6.1.1. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Board described in this Section 3.5.1.

3.5.2. 	Schedule 14D-9.  Simultaneously with the
filing by the Purchaser of the Schedule 14D-1, the Company shall file with the Commission a Solicitation/Recommendation Statement on Schedule 14D-9 pertaining to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9") containing the Board's recommendation described in Section 3.5.1. The
Company shall, promptly following the commencement of the Offer and, if practicable, simultaneously with the mailing by Purchaser of the Offer Documents, mail the Schedule 14D-9 to the Company's stockholders. The Purchaser and its counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to the filing thereof with the Commission and its dissemination to the Company's stockholders. The Company shall provide to the Purchaser and its counsel any comments that the Company receives
(directly or through its counsel) from the Commission or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments. The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities laws and shall not, on the date filed with the Commission and on the date first published, sent or given to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Purchaser in writing specifically for inclusion in the Schedule 14D-9. The Purchaser and the Company shall each promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect, and the Company shall promptly amend and supplement the Schedule 14D-9 if and to the extent that it shall have become false or misleading in any material respect and shall promptly cause the Schedule
14D-9 as so amended and supplemented to be filed with the Commission and disseminated to the Company's stockholders in each case as and to the extent required by applicable federal securities laws.

3.5.3. 	Stockholder Information.  In connection with
the Offer, the Company shall promptly furnish the Purchaser with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date and shall furnish the Purchaser with such additional information and assistance (including, without limitation, updated lists of stockholders, mailing labels and lists of securities positions) as the Purchaser or its agents may reasonably request for the purpose of communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the transactions contemplated by this Agreement, the Purchaser shall, and shall cause its Affiliates, associates, agents and advisors to, hold the information contained in any such labels, listings and files confidential and use such information only in connection with the Offer, and, if this Agreement shall be terminated, shall deliver to the Company all copies of such information then in their possession or control.



                               ARTICLE 4.

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

	The Company represents and warrants to the Purchaser as follows:

4.1. 	Organization and Standing; Charter and Bylaws.
The Company is a corporation duly incorporated, validly existing under and by virtue of the laws of the State of Delaware and is in good standing under such laws, and each of the Company's subsidiaries is a corporation or similar entity under foreign laws duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, except where the failure to be in good standing, in the case of foreign subsidiaries, would not reasonably be expected to have a Material Adverse Effect. All the capital stock of each of the Company's subsidiaries is duly authorized, validly issued, fully paid and non-assessable and is, directly or indirectly, owned by the Company (other than, in the case of any foreign subsidiary, directors', officers' or other shares required to be held by other persons under applicable law) free and clear of all Liens other than Permitted Liens and except for transfer restrictions imposed by federal or state securities laws or applicable foreign laws. There are no outstanding rights to acquire any securities of any subsidiary of the Company. The Company and each of its subsidiaries (i) are qualified, licensed or domesticated as a foreign corporations in all jurisdictions where such qualification, license or domestication is required to own and operate their respective properties and conduct their respective businesses in the manner and at the places presently conducted; (ii) hold all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all state, federal and other domestic and foreign regulatory authorities necessary to own and operate their respective properties and to conduct their respective businesses in the manner and at the places presently conducted; and
(iii) have full power and authority (corporate and other) to own, lease and operate their respective properties and assets and to carry on their respective businesses as presently conducted and as proposed to be conducted, except where the failure to be so qualified, licensed or domesticated, or to hold such franchises, grants, licenses, certificates permits, consents and orders or to have such power and authority would not reasonably be expected to have a Material Adverse Effect.
The Company has made available to the Purchaser copies of the Certificate of Incorporation, as amended to date, and the Bylaws of the Company and each of its subsidiaries, as currently in effect, all available minutes of meetings of the Board (including committees thereof) and stockholders of the Company and the board of directors of each of its subsidiaries, all written consents executed by the Board (including committees thereof) and/or stockholders of the Company and the board of directors of each of its subsidiaries, and the SEC
Reports. The documents so made available are true, correct and complete copies of the original documents, contain all modifications, amendments, deletions and revocations through the date of this Agreement and subsequent dates as of which this representation is deemed to be made and are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws and no subsidiary of the Company is in violation of any of the provisions of such subsidiary's equivalent organizational documents. The Company has heretofore furnished to Purchaser a complete and correct list of the subsidiaries of the Company, which list sets forth the amount of capital stock of or other equity interests in such subsidiaries owned by the Company, directly or indirectly. No entity in which the Company owns, directly or indirectly, less than a 50% equity interest is, individually or when taken together with all other such entities, material to the business of the Company and its subsidiaries, taken as a whole.

4.2. 	Authority.  The Company has all requisite corporate
power and authority to execute, enter into and carry out the terms and conditions of this Agreement, each of the other Transaction
Documents to be executed and delivered by the Company, and all other agreements and instruments contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. This
Agreement has been duly executed and delivered by the Company and is, and the other Transaction Documents to be entered into by the Company at or prior to the Closing will be, when executed and delivered by the Company (and assuming this Agreement and such other Transaction Documents to be entered into by the Purchaser constitute legal, valid, and binding obligations of the Purchaser), legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except that the enforceability of this Agreement and the other Transaction Documents that are contracts may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

4.3. 	Capital Stock.  The authorized, issued and outstanding
capital stock of the Company consists solely of 150,000,000 shares of Common Stock and 8,000,000 shares of preferred stock, par value
$1.00 per share (the "Preferred Stock"), of which 46,896,492 shares of Common Stock and no shares of Preferred Stock were issued and outstanding as of June 30, 1995. In addition, at such date not more than 2,733,499 shares of Common Stock were reserved for issuance upon exercise of options and warrants outstanding as of such date, 5,635,246 shares of Common Stock were reserved for issuance upon conversion of the Company's 8.5% Senior Subordinated Convertible
Debentures due 2000, 1,200,000 shares of Common Stock were reserved for issuance upon conversion of the Company's 8.5% Senior Subordinated Convertible Debentures due 2001 and 3,680,000 shares of Common Stock were reserved for issuance upon conversion of the Company's 6 1/4% Convertible Debentures Due 2011 (the Company's
8.5% Senior Subordinated Convertible Debentures due 2000, 8.5%
Senior Subordinated Convertible Debentures due 2001 and 6 1/4%
Convertible Debentures Due 2011 are collectively referred to herein as the "Convertible Debentures"). Additional shares of Common Stock are reserved for issuance pursuant to the Rights Agreement. Since such date (i) no shares of Common Stock have been issued except for subsequent issuances, if any, pursuant to the foregoing reservations, stock option agreements or Employee Benefit Plans and (ii) the Company has not issued or granted any option, warrant, convertible security or other right or agreement which affords any person the right to purchase or otherwise acquire any shares of the Common Stock or any other security of the Company other than options not prohibited by this Agreement and granted in the ordinary course of business under stock option and Employee Benefit Plans in existence on such date and issuance of Rights pursuant to the Rights Agreement. Except pursuant to the terms of the Convertible Debentures, the Company is not subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its securities. All of the issued and outstanding securities of the Company have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all applicable state and federal laws regulating the offer, sale or issuance of securities (assuming, in the case of issuances not effected pursuant to an effective registration statement under the Securities Act, compliance with all such laws by the persons to whom such securities were issued or sold and by any transferee of such persons). No person or entity has any right of first refusal or any preemptive rights in connection with the issuance of the Issue Shares, or with respect to any future offer, sale or issuance of securities by the Company, other than rights of the Purchaser hereunder. The Issue
Shares to be purchased by the Purchaser have been duly authorized and, when delivered pursuant to this Agreement, will be duly and validly issued and outstanding, fully paid and non-assessable, and free of any Liens or restrictions (unless created by the Purchaser or any of its Affiliates), other than restrictions under applicable securities laws.

4.4. 	Governmental Consents.  No consent, approval, order
or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority ("Consent") is required on the part of the Company or any of its subsidiaries in connection with the transactions contemplated by this Agreement and the other Transaction Documents, except (i) those required under HSR and Exon-Florio, (ii) those required by federal and state securities laws, (iii) filing reports with the U.S. Department of Commerce regarding foreign direct investment in the United States and (iv) where failure to obtain such Consent would not reasonably be expected to have a Material Adverse Effect.

4.5. 	Compliance with Applicable Law.  The Company and
its subsidiaries have and are in compliance with all licenses, permits, and other authorizations necessary to conduct their respective businesses, except where failure to have or comply with such licenses, permits and authorizations would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect. Subject to obtaining the governmental consents referred to in Section 4.4, the execution, delivery, and performance of this Agreement, the issuance and sale of the Issue Shares, and the taking of the other actions contemplated by this Agreement and the other Transaction Documents will not result in any default or violation of any judgment, decree, order, law, statute, rule or regulation of any Governmental Authority, except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect either individually or in the aggregate .

4.6. 	No Default.  Neither the Company nor any of its subsidiaries is in default or violation (and no event has occurred which with notice or lapse of time or both would constitute a default or violation) of its Certificate of Incorporation or Bylaws or other governing document, or any material agreement, mortgage, indenture, debenture, trust, lease, license, or other instrument or obligation to or by which it or any of its properties is subject or bound (the "Instruments"), except for such defaults or violations as would not reasonably be expected to have a Material Adverse Effect either individually or in the aggregate. The Company has no knowledge of any default or breach (or event or circumstance that with notice or lapse of time or both would constitute a breach or default) by other parties to any Instrument, which default or breach would reasonably be expected to have a Material Adverse Effect. Except as set forth in the Company Letter and except pursuant to the terms of the Convertible Debentures, the execution, delivery and performance of this Agreement, the issuance and sale of the Issue Shares, and the taking of any other action contemplated by this Agreement or the other Transaction Documents, will not (i) result in any violation of or be in conflict with or constitute a breach or default (with or without notice or lapse of time or both) under (a) the Certificate of Incorporation or Bylaws of the Company or (b) any of the other Instruments, breach of or default under which would reasonably be expected to have a Material Adverse Effect, (ii) result in or constitute an event entitling any party to an Instrument to effect an acceleration of the maturity of any material indebtedness of the Company or any of its subsidiaries or an increase in the rate of interest presently in effect with respect to such indebtedness, or (iii) result in the creation of any Lien upon any of the material properties or assets of the Company or any of its subsidiaries, subject, in the case of clauses (i)(b) and (ii), to the Company's receipt of the amendments or waivers referred to in Sections 7.2.6 and 7.2.10. prior to the Closing.

4.7. 	Reports and Financial Statements.  The Company has
filed all required forms, reports and documents with the SEC since January 1, 1992 (collectively, the "SEC Reports"), each of which when filed complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act. As of their respective dates, none of the SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained when filed, any untrue statement of a material fact, or omitted when filed, to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the SEC Reports fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended. The Company has heretofore made available to the Purchaser complete and correct copies of each of the SEC Reports. Except as reflected or reserved against in the audited consolidated balance sheet of the Company and its subsidiaries at December 31, 1994, the Company and its subsidiaries have no liabilities of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities incurred in the ordinary course of business since December 31, 1994 and liabilities which would not, individually or in the aggregate, have a Material Adverse Effect.

4.8. 	Absence of Changes.  Except as and to the extent specifically disclosed in the SEC Reports filed prior to the date of this Agreement or as set forth in the Company Letter, since December 31, 1994, (i) none of the actions, events or circumstances listed in Section
6.2 has been taken or occurred or exists; (ii) there has not been one or more events, occurrences or developments of a state of circumstances or facts which individually or collectively has had or reasonably would be expected to result in a Material Adverse Effect; and (iii) there has not been one or more breaches or defaults or events that have resulted or with notice or lapse of time or both would result in any breach or default under any material contract of the Company or any of its subsidiaries, except for any such breach or default or, if more than one, any such breaches or defaults that individually or collectively would not reasonably be expected to have a Material Adverse Effect.

4.9. 	Litigation.  Except as specifically disclosed in the SEC
Reports filed prior to the date of this Agreement or as set forth in the Company Letter, there are no actions, suits, claims, proceedings or investigations (or, to the knowledge of the Company, any basis for any person to assert any claim likely to result in liability or any other adverse determination) pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its subsidiaries or any of their respective properties before any Governmental Authority which (i) individually or in the aggregate would reasonably be expected to have a Material Adverse Effect; (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the Offer or any of the other transactions contemplated hereby; or (iii) alleges criminal action or inaction. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, a Material Adverse Effect or which would prevent or delay the consummation of the transactions contemplated hereby.

4.10. 	Tax Matters.  Except as set forth in the SEC Reports
filed prior to the date of this Agreement or as set forth in the Company Letter, (a) the Company and its subsidiaries have filed, been included in or sent, all material returns, declarations and reports and information returns and statements required to be filed or sent by or relating to any of them relating to any Taxes (as defined below) with respect to any material income, properties or operations of the Company or any of its subsidiaries (collectively, "Returns"); (b) as of the time of filing, the Returns correctly reflected in all material respects the income, business, assets, operations, activities and status of the Company and its subsidiaries and any other information required to be shown therein; (c) the Company and its subsidiaries have timely paid or made provision for all material Taxes that have been shown as due and payable on the Returns that have been filed; (d) the Company and its subsidiaries have made or will make provision for all material Taxes payable for any periods that end before the Closing for which no Returns have yet been filed and for any periods that begin before the Closing and end after the Closing to the extent such Taxes are attributable to the portion of any such period ending at the Closing; (e) the charges, accruals and reserves for taxes reflected on the books of the Company and its subsidiaries are adequate to cover the liabilities for Taxes accruing or payable by the Company and its subsidiaries in respect of periods prior to the date hereof; (f) neither the Company nor any of its subsidiaries is delinquent in the payment of any material Taxes or has requested any extension of time within which to file or send any material Return, which Return has not since been filed or sent (except Returns with respect to which the time within which to file (whether or not extended) has not expired as of the date hereof); (g) no material deficiency for any Taxes has been proposed, asserted or assessed in writing against the Company or any of its subsidiaries (or any member of any affiliated or combined group of which the Company or any of its subsidiaries is or has been a member for which either the Company or any of its subsidiaries could be liable) other than those Taxes being contested in good faith by appropriate proceedings; (h) neither the Company nor any of its subsidiaries has granted any extension of the limitation period applicable to any material Tax claims other than those Taxes being contested in good faith by appropriate proceedings; (i) neither the Company nor any of its subsidiaries is subject to liability for Taxes of any person (other than the Company or its subsidiaries), including, without limitation, liability arising from the application of U.S. Treasury Regulation section 1.1502-6 or any analogous provision of state, local or foreign law; and (j) neither the Company nor any of its subsidiaries is or has been a party to any material tax sharing agreement with any corporation which is not currently a member of the affiliated group of which the Company is currently a member.

	"Tax" means with respect to any person (i) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, value-added or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by any taxing authority (domestic or foreign) on such person and (ii) any liability of the Company or any subsidiary for the payment of any amount of the type described in clause (i) as a result of being a member of an affiliated or combined group.

4.11. 	Registration Rights.  The Company is not a party to
any agreement or commitment which obligates the Company to register under the Securities Act any of its presently outstanding securities or any of its securities which may hereafter be issued.

4.12. 	Offering.  Subject to the accuracy of the Purchaser's
representations in Section 5.5, the offer, issuance and sale of the Issue Shares will constitute transactions exempt from the registration and prospectus delivery requirements of the Securities Act, and the Company has obtained (or is exempt from the requirement to obtain) all qualifications, permits, and other consents required by all applicable United States state securities or blue sky laws and regulations governing the offer, sale or issuance of the Issue Shares.

4.13. 	Insurance.  The Company and its subsidiaries maintain
(i) adequate insurance on all assets and activities of a type customarily insured by companies similarly situated, covering property damage and loss of income by fire or other casualty, and (ii) adequate insurance protection against all liabilities (including products liability), claims and risks against which it is customary for companies similarly situated as the Company and its subsidiaries to insure. The Company and its subsidiaries have complied in all material respects with all of their insurance policies and bonds.

4.14. 	Certain Transactions.  Except as specifically set forth
in the SEC Reports filed prior to the date of this Agreement, (i) neither the Company nor any of its subsidiaries is indebted directly or indirectly to any of its officers or directors, or to members of their respective immediate families, other than for payment of salary for services rendered and reasonable expenses; and none of said officers or directors or any members of their immediate families, are indebted to the Company or any of its subsidiaries, and (ii) no transaction or series of similar transactions in which the amount involved exceeds $60,000 has been effected between the Company or any of its subsidiaries and any director or officer of the Company or any of its subsidiaries or any members of their respective immediate families, other than amendments to arrangements with officers of the Company in substantially the forms and amounts provided to the Purchaser by the Company in writing prior to the date hereof.

4.15. 	Employees and ERISA.  The SEC Reports filed prior
to the date of this Agreement and the Company Letter describe in all material respects all plans and arrangements pursuant to which the Company or any of its subsidiaries is obligated to make any payment or confer any benefit upon any officer, director, employee or agent of the Company as a result of or in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Documents or any transaction or transactions resulting in a change of control of, or investment by a Third Party in, or combination by a Third Party with, the Company or any of its subsidiaries. To the Company's knowledge, no officer, director, executive or key employee of the Company or any of its subsidiaries or any group of employees of the Company or any of its subsidiaries has any plans to terminate his, her or its employment with the Company or any of its subsidiaries (other than as previously disclosed to the Purchaser in writing). The Company and each of its subsidiaries has complied with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, and collective bargaining except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect. No labor dispute with employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is threatened, except as would not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan conforms in all material respects to, and its administration is in conformity in all material respects with, all applicable laws; no material liability under ERISA or the Internal Revenue Code of 1986, as amended, has been or is expected to be incurred by the Company or any of its subsidiaries with respect to any Employee Benefit Plan except regular periodic contributions to such plans; full payment has been made of all amounts that the Company and its subsidiaries are required to have paid as contributions to each Employee Benefit Plan; and there is not in the aggregate any accumulated funding deficiency with respect to any Employee Benefit
Plan. To the Company's knowledge, the current value of accrued benefits of each such plan does not exceed the current value of such plan's assets; none of the Employee Benefit Plans is subject to Title IV of ERISA; except as set forth in the Company Letter, none of the Employee Benefit Plans is a multiemployer plan (as defined in section 3(37) of ERISA); the Company has made available to the Purchaser a true and correct copy of each of the Employee Benefit Plans and all contracts relating thereto, or to the funding thereof; there have been no amendments to any Employee Benefit Plan which is an employee pension benefit plan (within the meaning of section 3(2) of ERISA) which are not the subject of a favorable determination letter issued with respect thereto by the Internal Revenue Service; and actuarially adequate accruals for all obligations under the Employee Benefit Plans are reflected in the financial statements of the Company.

4.16. 	Intellectual Property.  The Company and each of its
subsidiaries own or possess, or has all necessary rights and licenses in, all patents, patent rights, licenses, inventions (whether or not patentable or reduced to practice), copyrights (whether registered or unregistered), know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), registered and unregistered trademarks, service marks and trade names and other intellectual property rights (collectively, "Intellectual Property") necessary to conduct its business as conducted and proposed to be conducted to the extent that the failure of the Company and its subsidiaries to own or have such rights and licenses in such Intellectual Property would reasonably be expected to have a Material Adverse Effect. Except as disclosed in the SEC
Reports filed prior to the date of this Agreement or as set forth in the Company Letter, neither the Company nor any of its subsidiaries has received any unresolved notice of, or is aware of any fact or circumstance that would give any Third Party a right to assert, infringement or misappropriation of, or conflict with, asserted rights of others or invalidity or unenforceability of any Intellectual Property owned by the Company or any of its subsidiaries with respect to any of the foregoing which, singly or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property to conduct the business and operations of the Company and its subsidiaries as conducted or proposed to be conducted does not infringe on the rights of any person in any case where such infringement would reasonably be expected to have a Material Adverse Effect. Except as set forth in the Company Letter, to the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any of its subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company and its subsidiaries. Except as set forth in the Company Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby or by the other Transaction Documents will result in a loss or limitation in (i) the rights and licenses of the Company or any of its subsidiaries to use or enjoy the benefit of any Intellectual Property employed by them in connection with their business as conducted or proposed to be conducted or (ii) the amount of any royalties or other benefits received by the Company from Intellectual Property owned by it.

4.17. 	Environmental Laws and Regulations.  Except as
specifically set forth in the SEC Reports filed prior to the date of this Agreement or as set forth in the Company Letter, (i) the Company and each of its subsidiaries is in compliance with all applicable laws and regulations of any Governmental Authority relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), which compliance includes, but is not limited to, the possession by the Company and its subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof except for non-compliance that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; (ii) neither the Company nor any of its subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with or requesting information regarding compliance with any Environmental Law (an "Environmental Claim") threatened against the Company or any of its subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has or may have retained or assumed either contractually or by operation of law, except for such Environmental Claims as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; (iii) to the knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with such material compliance in the future; (iv) there are no Hazardous Materials presently constructed, deposited, stored, or otherwise located on, under, in or about any property which has been owned, occupied or otherwise operated by the Company, the investigation and remediation of which would reasonably be expected to have Material Adverse
Effect; and (v) no Hazardous Materials have been sent offsite by or on behalf of the Company from any property owned, occupied or otherwise operated by the Company, except to the extent that any investigation and remediation of such Hazardous Materials would not reasonably be expected to have a Material Adverse Effect.

4.18. 	Brokers.  No finder, broker, agent, financial advisor or
other intermediary other than Merrill Lynch has acted on behalf of the Company in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Documents, or is entitled to any payment in connection herewith or therewith. The fee to which Merrill Lynch is entitled as a result of its activities on behalf of the Company in connection with any of the transactions contemplated hereby and by the other Transaction Documents shall not exceed one percent of the aggregate purchase price of the Issue
Shares and the Offer Shares plus reimbursement of expenses
(including attorneys' fees and expenses) not to exceed $100,000, exclusive of indemnification rights customary in transactions of the type contemplated by this Agreement and the other Transaction
Documents.

4.19. 	Company Letter.  The Company Letter is accurate in
all material respects.


                              ARTICLE 5.

            REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

	The Purchaser represents and warrants to the Company as follows:

5.1. 	Organization, Good Standing, and Qualification.
The Purchaser is a corporation duly incorporated, validly existing, and in good standing under the laws of the Republic of Korea and has all necessary power and authority under applicable law to own its property and to conduct its business as now owned and conducted.

5.2. 	Authority.  The Purchaser has all requisite corporate
power and authority to execute, enter into and carry out the terms and conditions of this Agreement, each of the other Transaction
Documents to be executed and delivered by the Purchaser, and all other agreements and instruments contemplated hereby and thereby, and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Purchaser and is (and assuming this Agreement constitutes a legal, valid, and binding obligation of the Company) a legal, valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except that the enforceability of this Agreement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

5.3. 	No Violation.  Neither the execution or delivery of this
Agreement nor the consummation of the transactions contemplated hereby or by the other Transaction Documents, will conflict with or result in the material breach of any term or provision of, or constitute a default under, any charter provision, bylaw, material contract, order, law or regulation to which the Purchaser is a party or by which the Purchaser or any of its material assets or properties is in any way bound or obligated.

5.4. 	Governmental Consents.   No consent, approval, order
or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Purchaser in connection with the transactions contemplated by this Agreement and the other Transaction Documents to which the Purchaser is or is expected to be party, except (i) those required under HSR and Exon-Florio, (ii) those required by federal and state securities laws, (iii) approval by all necessary government officials and agencies of the Republic of Korea, (iv) filing reports with the U.S. Department of Commerce regarding foreign direct investment in the United States, and (v) where failure to obtain such Consents would not have a material adverse effect on the business, assets, results of operations, properties or financial or operating condition of the Purchaser and its subsidiaries taken as a whole, or the ability of the Purchaser (and, to the extent applicable, its subsidiaries) to perform its (or their) obligations under this Agreement or consummate the transactions contemplated hereby or by the other Transaction
Documents. As of the date of this Agreement, the Purchaser has no reason to believe that it will not obtain approval by all necessary government officials and agencies of the Republic of Korea.

5.5. 	Securities Laws.

5.5.1. 	Investment Intent.  The Issue Shares are being
acquired by the Purchaser solely for its own account, for investment purposes only, and with no present intention of distributing, selling or otherwise disposing of such shares. The Purchaser understands that the Issue Shares will not have been registered under the Securities Act and that any disposition thereof by the Purchaser must be registered under the Securities Act or exempt from such registration.

5.5.2. 	  Sophistication.  The Purchaser is able to bear
the economic risk of an investment in the Issue Shares pursuant to this Agreement and can afford to sustain a total loss on such investment, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the proposed investment and therefore has the capacity to protect its own interests in connection with the purchase of the Issue Shares.

5.6. 	Offer and Proxy Materials.  The Offer Documents to
be filed with the Commission and distributed to the Company's stockholders pursuant to Section 3.4 (i) will comply in all material respects with all applicable federal securities laws, and (ii) will not, on the date first so filed and distributed, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the meeting referred to in Section 6.1.2 which has become false or misleading (except that no representation is made by the Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents), and thereafter the Purchaser will supplement or correct the Offer Documents if and to the extent that they shall be false or misleading in any material respect, subject to correction by the Company of any information provided by the Company for use in the Offer Documents to the extent it shall be false or misleading in any material respect. None of the information relating to the Purchaser supplied in writing by the Purchaser for inclusion in the Schedule 14D-9 or the Proxy Materials will, at the time they are first filed with the Commission or distributed to the Company's stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and thereafter the Purchaser will correct such information if and to the extent it may be false or misleading in any material respect.

5.7. 	Brokers.  No finder, broker, agent, financial advisor,
or other intermediary other than Salomon Brothers Inc has acted on behalf of the Purchaser in connection with any of the transactions contemplated by this Agreement or any of the other Transaction Documents, or is entitled to any payment in connection herewith or therewith.

                             ARTICLE 6.

                            	COVENANTS

6.1. 	Proxy Solicitation and Stockholder Approval.

6.1.1. 	Proxy Materials.  As promptly as practicable
and in no event later than thirty days after the execution and delivery of this Agreement, the Company shall prepare and file with the Commission pursuant to the Exchange Act and the rules promulgated thereunder preliminary proxy materials related to the solicitation of proxies from the Company's stockholders to approve the Stockholder Proposals, and thereafter shall use its best efforts to respond to any comments of the Commission with respect thereto and to distribute a proxy statement and related proxy materials with respect thereto (the "Proxy Materials") to the Company's stockholders as soon as practicable after the date hereof but in any event not later than October 15, 1995. The Purchaser shall provide to the Company in writing all information regarding the Purchaser necessary for the preparation of the Proxy Materials, which information shall not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the meeting referred to in Section 6.1.2 which has become false or misleading. The Purchaser and its counsel shall be given an opportunity to review the Proxy Materials prior to the filing thereof with the Commission and distribution thereof to the Company's stockholders. The
Company shall provide to the Purchaser and its counsel any comments that the Company receives (directly or through its counsel) from the Commission or its staff with respect to the Proxy Materials promptly after receipt of such comments.
The Proxy Materials (i) shall comply in all material respects with applicable federal securities laws, and (ii) when first filed in final form with the Commission and distributed to the Company's stockholders and on the date of the special meeting of stockholders shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by the Purchaser for inclusion in the Proxy Materials. The Company shall thereafter supplement or correct the Proxy Materials if and to the extent that they shall have become false or misleading in any material respect, subject to correction by the Purchaser of any information provided by it for use in the Proxy Materials to the extent it shall be false or misleading in any material respect. The Proxy Materials shall include the Board's recommendation that the Company's stockholders grant proxies to approve the Stockholder
Proposals; provided, however, that such recommendation may be withdrawn, modified or amended if and to the extent the Board determines in good faith, after consultation with and based upon written advice of outside legal counsel, that a failure to do so would be contrary to its fiduciary obligations.

6.1.2. Stockholders' Meeting. As promptly as practicable, the Company shall schedule and set a record date for a special meeting of its stockholders to occur not later than December
1, 1995 at which the Stockholder Proposals will be submitted to a vote of the Company's stockholders. The Company shall conduct such stockholders' meeting and shall take all reasonable actions thereat and in connection therewith, consistent with its Certificate of Incorporation and Bylaws and applicable law, as may be required to obtain stockholder approval of the Stockholder Proposals, including, without limitation, causing all proxies received from the Company stockholders to vote on the Stockholder Proposals to be voted in accordance with the instructions set forth therein. The Stockholder Proposals shall be deemed approved if they receive a majority of votes cast, in person or by proxy, at the stockholders' meeting; provided that, the total votes cast at the meeting shall represent over fifty percent in interest of all securities entitled to vote at the meeting. Notwithstanding the foregoing, the Company may decline to take any action required by this Section 6.1.2 if and to the extent the Board determines in good faith, after consultation with and based upon written advice of outside legal counsel, that taking such action would be contrary to its fiduciary obligations.

6.2. Conduct of Business of the Company. Except as contemplated by this Agreement or agreed to in writing by Purchaser, during the period from the date hereof until the Closing, the businesses and operations of the Company and each of its subsidiaries shall be conducted in the ordinary course of business consistent with past practice, and the Company and its subsidiaries will each use its best efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly approved by the Purchaser in writing, neither the Company nor any of its subsidiaries shall, prior to the Closing:

(a) 	authorize for issuance, issue, sell, deliver or
agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Voting Stock or any other securities or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except as required by agreements as in effect as of the date hereof or by the Convertible Debentures and except for grants made under existing Employee Benefit Plans consistent in amounts and terms with past practice to (i) employees other than officers and directors, and (ii) persons who become officers or directors of the Company after the date of this Agreement, or amend any of the terms of any such securities or agreements outstanding as of the date hereof (except for amendments to arrangements with officers and directors of the Company in substantially the forms and amounts provided to the Purchaser by the Company in writing prior to the date hereof);

(b) 	split, combine or reclassify any shares of its
capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities
(other than as required in accordance with their terms as in effect on the date hereof) or any securities of its subsidiaries not owned directly or indirectly by the Company;

(c) 	(i) incur or assume any long-term or short-
term debt or issue any debt securities except for borrowings under existing lines of credit in the ordinary course of business, (ii) assume, guarantee, endorse or otherwise become liable or responsible
(whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business and in amounts not material to the Company and its subsidiaries taken as a whole, and except for obligations of subsidiaries of the Company that are wholly owned by the Company or that are foreign subsidiaries wholly owned by the Company except for directors', officers', or other shares required to be held by other persons under applicable law, (iii) make any loans, advances or capital contributions to, or investments in, any other person (other than customary advances to officers and employees (other than outside directors of the Company) in connection with travel on Company business and loans to subsidiaries of the Company that are wholly owned by the Company or that are foreign subsidiaries wholly owned by the Company except for directors', officers', or other shares required to be held by other persons under applicable law, in each case in the ordinary course of business and in amounts not material to the Company and its subsidiaries taken as a whole), (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries, or (v) mortgage or pledge any of its material assets, tangible or intangible, or create any Lien thereupon other than Permitted Liens;

(d) 	except as may be required by law or as
contemplated by this Agreement, enter into, adopt, or amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other Employee Benefit
Plan; or enter into or amend any employment or severance agreement with, increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any director or officer of the Company or any of its subsidiaries except that the Company may enter into employment, severance, or other employee benefit agreements in the ordinary course of business and consistent with the past practice with officers hired after the date hereof; or increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any employee or agent (other than directors and officers) of the Company or any of its subsidiaries, except for increases in the ordinary course of business and consistent with past practice or amendments to arrangements with officers and directors of the Company in substantially the forms and amounts provided to the Purchaser by the Company in writing prior to the date hereof; or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

(e) 	acquire, sell, lease or dispose of any assets
(including, without limitation, patents, trademarks, copyrights, trade secrets, or other intangible assets) outside the ordinary course of business consistent with past practice or any assets that in the aggregate are material to the Company and its subsidiaries taken as a whole, or take any action that would materially and adversely affect the Intellectual Property rights of the Company;

(f) 	except as may be required by GAAP or as a
result of a change in law, change any of the accounting principles, tax accounting methods or tax elections used by it or revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

(g) 	(i) acquire (by merger, consolidation, or
acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein, or (ii) authorize any new capital expenditure or expenditures;

(h) 	amend or propose to amend its Certificate of
Incorporation or Bylaws (other than as contemplated hereby) or alter through merger, liquidation, reorganization restructuring or in any other fashion the corporate structure or ownership of any subsidiary;

	(i)	enter into any agreement providing for acceleration or
payment or performance or other consequence as a result of a change of control of the Company or its subsidiaries;

	(j)	pay, discharge or satisfy any claims, liabilities or
obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries or incurred in the ordinary course of business consistent with past practice;

	(k)	enter, or permit any of its subsidiaries to enter, into any
joint venture, partnership or exclusive licensing agreement with any Third Party that (i) involves an explicit or projected commitment of cash and/or other resources of the Company and/or of its subsidiaries or forecasted payments to or from the Company and/or its subsidiaries during the duration of such agreement or relationship in excess of $1 million in the aggregate, and (ii) restricts or impairs in any material respect the ability or right of the Company or any of its subsidiaries to compete in any line of business or product which is material to the business of the Company and its subsidiaries, taken as a whole.

	(l)	take, or agree in writing or otherwise to take, any of the
actions described in Sections 6.2(a) through 6.2(k).

6.3. 	Other Potential Bidders.  The Company and its
Affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions or negotiations with any parties conducted heretofore with respect to any Third Party Acquisition. The Company agrees that it will not, unless and until this Agreement is terminated in accordance with its terms, directly or indirectly:

		(1)	initiate, solicit or encourage any discussions
with any Third Party regarding any Third
Party Acquisition, or

		(2)	hold any such discussions with Third Parties
(whether or not such discussions have
heretofore been held with such Third Party) or enter into any agreement with any party other than the Purchaser concerning any Third Party
Acquisition;

provided, however, that if and to the extent the Board determines in good faith, after consultation with and based upon written advice of outside legal counsel, that a failure to do so would be contrary to its fiduciary obligations, the Company may (A) in response to a request therefor, furnish information with respect to the Company to any person pursuant to a customary confidentiality agreement and discuss such information with such person and (B) upon receipt by the Company of a proposal with respect to a Third Party Acquisition, following delivery to the Purchaser of the Notice of Superior Proposal described below, participate in negotiations regarding such proposal.

	Subject to the following sentence, the Board shall not (i) approve or recommend any Third Party Acquisition or (ii) approve or authorize the Company's entering into any agreement with respect to any such Third Party Acquisition. Notwithstanding the foregoing, in the event the Board receives a Superior Proposal (as defined below), the Board may (subject to the following sentences and compliance with Section 8.1 and 8.2), if and to the extent the Board determines in good faith, after consultation with and based upon written advice of outside legal counsel, that a failure to do so would be contrary to its fiduciary obligations, approve or recommend any such Superior Proposal, approve or authorize the Company's entering into an agreement with respect to such Superior Proposal, approve the solicitation of additional takeover or other investment proposals or terminate this Agreement, in each case at any time after the fifth Business Day following notice to the Purchaser (a "Notice of Superior Proposal") advising the Purchaser that the Board has received a Superior Proposal and specifying the structure and material terms of such Superior Proposal. The Company may take any of the foregoing actions pursuant to the preceding sentence only if a proposal for a Third Party Acquisition that was a Superior Proposal at the time of delivery of a Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by the Purchaser prior to the expiration of the five Business Day period specified in the preceding sentence. For purposes of this Agreement, a "Superior Proposal" means any bona fide proposal for a Third Party Acquisition that the Board determines in its good faith reasonable judgment (based on the advice of a financial advisor of nationally recognized reputation) to provide greater aggregate value to the Company and/or the Company's stockholders than the transactions contemplated by this Agreement (or otherwise proposed by the Purchaser as contemplated above). Nothing contained herein shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act prior to the fourth Business
Day following the Purchaser's receipt of a Notice of Superior Proposal, provided that the Company does not approve or recommend a proposal until after the fifth Business Day following a Notice of Superior Proposal.

6.4. 	Access to Information; Confidentiality.

6.4.1. Access. Between the date hereof and the Closing, the Company shall give the Purchaser and its authorized representatives access to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries, shall permit the Purchaser to make such inspections as the Purchaser may reasonably require and shall cause the Company's officers and those of its subsidiaries to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Company and any of its subsidiaries as the Purchaser may from time to time reasonably request.

6.4.2. Confidentiality. Any Confidential Information (as defined in the Confidentiality Agreement) disclosed by the Purchaser or the Company to the other pursuant hereto or in connection with the transactions contemplated by this Agreement or the other Transaction Documents shall be subject to and handled by the Purchaser and the Company in accordance with the Confidentiality Agreement; provided, however, that notwithstanding the Confidentiality
Agreement, (i) the Confidential Information may be used for purposes of effecting the transactions contemplated by this Agreement and the other Transaction Documents as well as for evaluation thereof, (ii) return and destruction of Confidential Information pursuant to the Confidentiality Agreement shall be subject to the needs of the parties to use such Confidential Information in connection with the transactions and activities contemplated by this Agreement and the other Transaction Documents and to the right of each party to its work product, and (iii) the Confidentiality Agreement shall not vitiate or alter any representation, warranty, or covenant set forth herein or in any other Transaction Document.

6.5. Additional Agreements; Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto shall as promptly as practicable use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to cause satisfaction of the conditions (including as set forth in Article 7) to, and to consummate and make effective, the transactions contemplated by this Agreement and the other
Transaction Documents. Without limiting the generality of the foregoing, Purchaser and the Company shall cooperate with one another (i) in the preparation and filing of the Offer Documents, the
Schedule 14D-9, the Proxy Statement and any required filings under the HSR Act and the other laws referred to in Sections 4.4 and 5.4; (ii) in determining whether action by or in respect of, or filing with, any governmental body, agency, official or authority (either domestic or foreign) is required, proper or advisable or any actions, consents, waivers or approvals are required to be obtained from parties to any contracts, in connection with the transactions contemplated by this Agreement; and (iii) in seeking timely to obtain any such actions, consents and waivers and to make any such filings. In case at any time after the date hereof any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action. Notwithstanding the foregoing, the Company may decline to take any action required by this Section 6.5 if and to the extent the Board determines in good faith, after consultation with and based upon written advice of outside legal counsel, that taking such action would be contrary to its fiduciary obligations.

6.6. 	HSR and Exon-Florio.  As soon as practicable after
the date hereof, the Purchaser and the Company shall jointly prepare and file with the United States Federal Trade Commission (the
"FTC"), the Antitrust Division of the United States Department of Justice ("Antitrust Division") and CFIUS notification and report forms, as applicable, with respect to the sales and purchases contemplated by this Agreement pursuant to HSR and Exon-Florio and the regulations promulgated thereunder. Such notification and report forms shall materially comply as to form with all requirements applicable thereto, and all of the data and information supplied by the parties and reported in such forms shall be true, correct and complete in all material respects. The Purchaser and the Company shall comply promptly with a request for additional information and documents from the FTC, Antitrust Division or CFIUS, and shall cooperate in any review or investigation by the FTC, Antitrust Division, or CFIUS of the transactions contemplated by this Agreement in a joint effort to have any such review or investigation resolved without adverse effect upon the transactions contemplated hereby.

6.7. 	Public Announcements.  Neither the Purchaser nor the
Company shall, directly or indirectly, issue any press release with respect to the transactions contemplated by this Agreement without consulting with the other except as may be required by applicable law or by obligations pursuant to any listing agreement with the New York Stock Exchange (or any other securities exchange upon which the Company's securities are traded).

6.8. 	Amendment of Rights Agreement.  The Company and
its directors shall take (or shall have taken) all necessary action to amend, prior to the tenth day following the date of this Agreement, the Rights Agreement to (i) specifically exclude the Purchaser and its Affiliates from the definition of "Acquiring Person" (as defined in the Rights Agreement) and (ii) otherwise avoid the occurrence of any adverse consequence to the Purchaser or the Company, including, without limitation, the occurrence of a Distribution Date (as defined in the Rights Agreement) pursuant to the Rights Agreement, as a consequence of the transactions contemplated hereby and by the other Transaction Documents.

6.9. 	Notification of Certain Matters.  The Company shall
give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Company, of any material breach, or the occurrence or nonoccurrence of any event that with notice or lapse of time or both would be a material breach, of any representation or warranty or covenant, condition or agreement contained in this Agreement, provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not cure such breach or limit or otherwise affect the remedies available hereunder to the party receiving such notice. For purposes of this Section 6.9, "prompt notice" shall mean notice delivered within two Business Days after the Company obtains knowledge of the breach, occurrence, or nonoccurrence precipitating such notice.

6.10. 	Disclosure.  The Company shall deliver to the
Purchaser promptly (but in any event within two Business Days) after transmission thereof, copies of any general written communication from the Company or any of its subsidiaries to its stockholders generally, or the financial community at large, and any reports and amendments thereto filed by the Company or any of its subsidiaries with the New York Stock Exchange, any other securities exchange, or the Commission.

6.11.  Election of Directors.

6.11.1. Directors. Immediately following the Closing, the Board shall consist of ten directors. Six of such directors shall be designees of Purchaser, one of such directors shall be the Company's President and Chief Executive Officer immediately prior to the Closing and three of such directors shall be Independent Directors who are, if they are willing to serve, members of the Board immediately prior to the Closing. The parties shall use their best efforts to obtain the resignations of certain existing directors, and to provide for the appointment of Purchaser's designees, in order to effectuate the immediately preceding sentence.

6.11.2. Compliance with Section 14(f). The provisions of this Section 6.11 shall be subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. The
Company shall promptly take all actions required pursuant to
Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 6.11 and shall include in the Schedule
14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1. Purchaser will supply to the Company in writing and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

6.12.  Director and Officer Liability.  (a) From and after the
Closing, Purchaser shall (as long as it controls the Company) cause the Company to indemnify and hold harmless each person who is, or has been at any time prior to the date hereof or who becomes prior to the Closing, an officer or director of the Company or is or was serving at the request of the Company as a director or officer of an Affiliate of the Company, an Employee Benefit Plan or related trust, in respect of acts or omissions occurring prior to the Closing (the "Indemnified Parties") (including but not limited to the transactions contemplated by this Agreement) to the extent provided under the Company's
Certificate of Incorporation, Bylaws and Indemnity Agreements between the Company and any of its officers ("Indemnity
Agreements") in effect on the date hereof and, with respect to the Company's Certificate of Incorporation and Bylaws, shall not permit the amendment of such provisions in any manner adverse to the Indemnified Parties for a period of three years from and after the date hereof; provided, however, that such indemnification shall be subject to any limitation imposed from time to time under applicable law. For six years after the Closing, Purchaser shall (as long as it controls the Company) cause the Company to maintain current policies of officers' and directors' liability insurance maintained by the Company
(provided that the Company may substitute therefor policies of a least the same coverage containing terms and conditions substantially equivalent) with respect to the acts or omissions occurring prior to the Closing, including but not limited to the transactions contemplated by this Agreement, covering each Person currently covered by the Company's officers' and directors' liability insurance policy, or who becomes covered by such policy prior to the Closing; provided that in satisfying its obligation under this Section, the Company shall not be obligated to pay premiums in excess of 150% of the premium to be paid by the Company for such insurance in the fiscal year ending
December 31, 1995, which amount has been disclosed to Purchaser, but provided further that the Company shall nevertheless be obligated to provide such coverage as may be obtained for 150% of the premium to be paid by the Company for such insurance in the fiscal year ending December 31, 1995.

	(b)	Except as otherwise set forth in the Indemnity
Agreements, any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Indemnified Party and Purchaser, retained at the Company's expense.

	(c)	This Section 6.12 intended to benefit the Indemnified
Parties, their heirs, executors and personal representatives and shall be binding on successors and assigns of Purchaser.

	(d)	In the event any Indemnified Party is or becomes
involved in any capacity in any action, proceeding or investigation for which he or she has a claim for indemnification against the Company under its Certificate of Incorporation or Bylaws or under an Indemnity Agreement, including without limitation, the transactions contemplated by this Agreement, Purchaser shall (as long as it controls the Company) cause the Company to pay as incurred such Indemnified Party's legal and other expenses actually and reasonably incurred in connection therewith upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company.

6.13.  Change in Control.	The Purchaser hereby
acknowledges that the transactions contemplated by this Agreement and the other Transaction Documents will trigger certain "change of control" provisions contained in agreements identified in the Company Letter (including therewith a schedule of (i) payments required to be made thereunder, (ii) stock options which vest and (iii) restricted shares which vest) between the Company and certain of its officers and agrees that, after the Closing, the Company shall perform each of its obligations pursuant to such agreements.

                                ARTICLE 7.

              CONDITIONS TO PURCHASE AND SALE OF ISSUE SHARES

7.1. 	Conditions to Obligations of the Purchaser and the
Company.  The obligations of the Purchaser to purchase the Issue
Shares from the Company, and of the Company to issue and sell the Issue Shares to the Purchaser, are subject to satisfaction or waiver of the following conditions at the Closing:

7.1.1. Stockholder Approval. The Company's stockholders shall have approved the Stockholder Proposals.

7.1.2. No Prohibition. No statute, rule, regulation, judgment, order, decree, ruling, injunction, or other action shall have been entered, promulgated or enforced by any Governmental Authority that purports, seeks, or threatens to
(i) prohibit, restrain, enjoin, or restrict in a material manner, the purchase and sale of any Issue Shares as contemplated by this Agreement, or (ii) impose material adverse terms or conditions (not set forth herein) upon the purchase and sale of any Issue Shares as contemplated by this Agreement.

7.1.3. 	Regulatory Compliance.  All material filings
with all Governmental Authorities required to be made in connection with the purchase and sale of the Issue Shares as contemplated by this Agreement shall have been made, all waiting periods thereunder shall have expired or terminated and all material orders, permits, waivers, authorizations, exemptions, and approvals of such entities required to be in effect on the date of the Closing in connection with the purchase and sale of the Issue Shares as contemplated by this Agreement shall have been issued, all such orders, permits, waivers, authorizations, exemptions or approvals shall be in full force and effect on the date of the Closing; provided, however, that no provision of this Agreement shall be construed as requiring any party to accept, in connection with obtaining any requisite approval, clearance or assurance of non-opposition, avoiding any challenge, or negotiating any settlement, any condition that would (i) materially change or restrict the manner in which the Company or the Purchaser conducts or proposes to conduct its businesses, or (ii) impose material terms or conditions (not set forth herein) upon the purchase and sale of any Issue Shares as contemplated by this Agreement.

7.1.4. 	Exon-Florio.  The Purchaser and the Company
shall have delivered to CFIUS the voluntary notice described in Section 6.6, and (i) more than thirty days shall have passed from the calendar day following acceptance by CFIUS of such notice without advice from CFIUS of the commencement of an investigation of the transactions contemplated by this Agreement, (ii) the Purchaser and the Company shall have been advised by CFIUS that CFIUS has determined not to undertake an investigation of the transactions contemplated by this Agreement, or (iii) if CFIUS commences an investigation of the transactions contemplated hereby, such investigation shall have been resolved to the mutual satisfaction of the Purchaser and the Company.

7.2. Conditions to Obligations of the Purchaser. In addition to the conditions set forth in Section 7.1, the obligation of the Purchaser to purchase from the Company any Issue Shares is subject to satisfaction or waiver of the following conditions at the Closing of such purchase:

7.2.1. Directors. Provision shall have been made to the satisfaction of the Purchaser that the Board will have the composition described in Section 6.11.1.

7.2.2. 	Performance.  The Company shall have
performed in all material respects its obligations under this Agreement to the date of the Closing.

7.2.3. 	Amended Bylaws.  The Amended Bylaws shall
have been duly authorized, approved and effected.

7.2.4. 	Amendment of Rights Agreement.  The
Amendment to Rights Agreement shall have become effective as contemplated by Section 6.8.

7.2.5. 	Tender of Shares.  There shall have been
validly tendered and not withdrawn pursuant to the Offer not less than 18,619,000 Shares.

7.2.6. 	Closing Deliveries.  The Company shall have
delivered, or shall be delivering concurrently with the Closing, the documents and instruments required to be delivered by the Company pursuant to Section 2.2.2.

7.2.7. 	Representations and Warranties True.  Except
as otherwise contemplated by this Agreement and except for the representations and warranties of the Company set forth in Section 4.3 which shall be accurate in all respects as of the date when made and at and as of the Closing as though newly made at and as of that time, the representations and warranties of the Company contained in this Agreement which are qualified as to materiality (which shall include
Section 4.8) shall be true and correct and which are not so qualified shall be true and correct in all material respects, in each case, as of the date when made and at and as of the Closing as though newly made at and as of that time, except that the Company's financial statements shall continue to be true only as of the respective dates covered thereby.

7.2.8. 	Certificate.  The Company shall have
delivered to the Purchaser a certificate dated as of the Closing and signed by the Chief Financial Officer and General
Counsel of the Company certifying as to (i) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, of the representations and warranties of the Company set forth in Section 4.3 and the representations and warranties of the Company contained in this Agreement which are qualified as to materiality, (ii) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, in all material respects of the representations and warranties of the Company contained in this Agreement which are not so qualified; provided that the Company's representations and warranties contained in this Agreement as to the Company's financial statements shall continue to be true only as of the respective dates covered thereby and (iii) the performance of the obligations required by the Company to be performed under this Agreement as of the Closing.

7.2.9. 	Credit Agreements. The Company shall have
secured amendments to or waivers under, in each case, in form and substance reasonably satisfactory to the Purchaser, its material credit agreements and arrangements such that none of the transactions contemplated by this Agreement or the other Transaction Documents will constitute a breach or default of or an event that, with notice or lapse of time or both would be a breach or default, under such credit agreements or arrangements.

7.2.10. 	Items in Company Letter.  Purchaser shall be
satisfied that the claims and matters described in Item D of
Schedule 4.16A to the Company Letter and Items 1, 8, 9 and
10 of Schedule 4.17 to the Company Letter, individually, collectively with each other or collectively with any breaches of representations and warranties and/or other facts and circumstances, which have not been disclosed as of the date of this Agreement have not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect.

7.3. 	Conditions to Obligations of the Company.  In
addition to the conditions set forth in Section 7.1, the obligation of the Company to issue and sell to the Purchaser the Issue Shares is subject to satisfaction or waiver of the following conditions at the Closing:

7.3.1. 	Performance.  The Purchaser shall have
performed in all material respects its obligations under this Agreement to the date of the Closing.

7.3.2. 	Representations and Warranties True.  Except
as otherwise contemplated by this Agreement, the representations and warranties of the Purchaser contained in this Agreement which are qualified as to materiality shall be true and correct and which are not so qualified shall be true and correct in all material respects, in each case, as of the date when made and at and as of the Closing as though newly made at and as of that time.

7.3.3. 	Closing Deliveries.  The Purchaser shall have
delivered, or shall be delivering concurrently with the Closing, the documents and instruments required to be delivered by the Purchaser pursuant to Section 2.2.1.

7.3.4. 	Certificate.  The Purchaser shall have
delivered to the Company a certificate dated as of the Closing and signed by a duly authorized officer of the Purchaser certifying as to the accuracy in all material respects of the representations and warranties of the Purchaser set forth in this Agreement and the performance of the obligations required by the Purchaser to be performed under this Agreement as of the Closing.

7.3.5. 	Offer.  The Purchaser shall have accepted for
purchase pursuant to the Offer not less than 18,619,000
Shares.

                               ARTICLE 8.

                             	TERMINATION

8.1. 	Termination by the Company.  The Company may
terminate this Agreement, to the extent not performed, if:

	(a)	there shall not have been a material uncured breach by
the Company of any representation, warranty, covenant or agreement set forth herein and there shall have been a material breach by the Purchaser of any representation, warranty, covenant, or agreement set forth herein, which breach shall not have been cured within ten days of the Purchaser's receipt of written notice specifying Purchaser's breach and the Company's intention to terminate this Agreement pursuant to this
Section 8.1; or

	(b)	upon payment to the Purchaser of $7,023,800 (the
"Termination Fee") by bank cashier's check or wire transfer to an account designated by the Purchaser for this purpose and either (i) five Business Days shall have elapsed following the Purchaser's receipt of a Notice of Superior Proposal as defined in Section 6.3 and the Superior Proposal described in the Notice of Superior Proposal continues to be a Superior Proposal in light of any improved transaction proposed by the Purchaser prior to the expiration of the five Business
Day period following receipt by the Purchaser of the Notice of Superior Proposal or (ii) the Board shall have withdrawn, modified or changed in a manner adverse to the Purchaser its approval or recommendation of the Offer or the other transactions contemplated by this Agreement or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing, in any case, to the extent the Board determines in good faith, after consultation with and based upon written advice of outside legal counsel, that a failure to do so would be contrary to its fiduciary obligations.

8.2. 	Termination by the Purchaser.  The Purchaser may
terminate this Agreement to the extent not performed, if there shall not have been a material uncured breach by the Purchaser of any representation, warranty, covenant, or agreement set forth herein and there shall have been a material breach by the Company of any representation, warranty, covenant or agreement set forth herein, which breach shall not have been cured within ten days of the Company's receipt of written notice specifying the Company's breach and the Purchaser's intention to terminate this Agreement pursuant to this Section 8.2. In addition, the Purchaser may terminate any or all of its obligations under this Agreement, to the extent not performed, if
(a) the Board shall have (i) withdrawn (ii) modified, or (iii) changed (including by amendment of the Schedule 14D-9) in a manner adverse to the Purchaser, its approval or recommendation of the Offer or the other transactions contemplated by this Agreement or shall have recommended another offer, or shall have adopted any resolution to effect any of the foregoing, (b) a Third Party Acquisition has occurred or any Third Person shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a Third
Party Acquisition, (c) the Company fails to comply with Section 6.1.2. hereof because of the last sentence of Section 6.1.2. or (d) the Company fails to comply with Section 6.5 hereof because of the last sentence of Section 6.5. The Company shall immediately pay
Purchaser the Termination Fee if Purchaser terminates this Agreement pursuant to clauses (a), (b), (c) or (d) of the immediately preceding sentence.

8.3. 	Termination by the Purchaser or the Company.  The
Purchaser or the Company may terminate this Agreement (i) to the extent that performance thereof is prohibited, enjoined or otherwise materially restrained by any final, non-appealable judgment, ruling, order or decree of any Governmental Authority, provided that the party seeking to terminate its obligations hereunder pursuant to this
Section 8.3(i) shall have used its best efforts to remove such prohibition, injunction, or restraint, (ii) if the purchase by the Purchaser of the Issue Shares and the Offer Shares shall not have been completed by March 31, 1996 and the failure of such purchase to have been completed on or before such date did not result from the failure by the party seeking termination of this Agreement to fulfill in all material respects any undertaking or commitment provided for herein that is required to be fulfilled by such party prior to such time, (iii) if, at the special meeting of the Company's stockholders contemplated by
Section 6.1.2 hereof, the Company's stockholders do not approve the Stockholder Proposals (provided that the Company shall immediately pay to the Purchaser the Termination Fee if the approval of the Company's stockholders of the Stockholder Proposals shall not have been obtained by reason of a Superior Proposal) or (iv) by mutual written consent of the Purchaser and the Company.

8.4. 	Effect of Termination.  In the event of the termination
of this Agreement, neither the Purchaser nor the Company shall have any obligation to perform hereunder from and after the date of such termination, except that Sections 6.4.2 (Confidentiality), 6.7 (Public Announcements), 9.2 (Governing Law), 9.3 (Expenses), and 9.4
(Notices) shall survive such termination and remain in full force and effect notwithstanding such termination. No termination hereof shall relieve the Purchaser or the Company from liability for any breach of this Agreement.

                                ARTICLE 9.

                               MISCELLANEOUS

9.1. 	Survival of Representations and Warranties.
Regardless of any party's investigations prior to the Closing, the representations and warranties contained herein shall survive the Closing and shall terminate and expire on the first anniversary of the date of the Closing, except for Section 4.17 (Environmental), which shall terminate and expire on the fourth anniversary of the date of the Closing, unless on or before such first or fourth anniversary, as the case may be, either party has notified the other party in writing of a claim with respect to such representation or warranty in which case such representation or warranty shall survive until termination or resolution of such claim.

9.2. 	Governing Law; Consent to Jurisdiction.  This
Agreement shall be governed by, construed under and enforced in accordance with, the laws of the State of Delaware without regard to its conflict-of-laws principles. The Purchaser and the Company agree that (i) any legal action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby shall be brought exclusively in the courts of the State of Delaware or the Federal courts of the United States of America sitting in Delaware, (ii) each irrevocably submits to the jurisdiction of each such court, and
(iii) any summons, pleading, judgment, memorandum of law, or other paper relevant to any such action or proceeding shall be sufficiently served if delivered to the recipient thereof by certified or registered mail (with return receipt) at its address set forth in Section 9.4. Nothing in the preceding sentence shall affect the right of any party to proceed in any jurisdiction for the enforcement or execution of any judgment, decree or order made by a court specified in said sentence.

9.3. Expenses. Each of the parties shall pay its own expenses incurred in connection with the negotiation and preparation of this Agreement and the other Transaction Documents, the performance of its covenants herein and therein, and the effectuation of the transactions contemplated hereby and thereby, including, without limitation, all fees and disbursements of its respective legal counsel, advisors, and accountants; provided, however, that nothing in this
Section 9.3 shall negate any obligation of the Company to pay the Termination Fee. Each party to this Agreement shall indemnify and hold harmless the other against any claim for fees or commissions of brokers, finders, agents, or bankers retained or purportedly retained by the indemnitor party in connection with the transactions contemplated by this Agreement or any other Transaction Document.

9.4. 	Notices.  In case of any event or circumstance giving
rise to an obligation of the Purchaser or the Company to provide notice hereunder, such notice shall be delivered within the time specifically set forth herein or, if no such time is specified, then as promptly as practicable after becoming aware of such event or circumstance. Any notice required or permitted to be given under this Agreement shall be written, and may be given by personal delivery, by cable, telecopy, telex or telegram (with a confirmation copy mailed as follows), by Federal Express, United Parcel Service, DHL, or other reputable commercial delivery service, or by registered or certified mail, first-class postage prepaid, return receipt requested. Notice shall be deemed given upon actual receipt. Mailed notices shall be addressed as follows, but each party may change address by written notice in accordance with this paragraph.

 To the Company:   Zenith Electronics Corporation
                   1000 Milwaukee Avenue
                   Glenview, Illinois  60025
                   Attention:  Chief Executive Officer

 with copies to:   Zenith Electronics Corporation
                   1000 Milwaukee Avenue
                   Glenview, Illinois  60025
                   Attention:  General Counsel

                   Sidley & Austin
                   One First National Plaza
                   Chicago, Illinois  60603
                   Attention:  Thomas A. Cole, Esq.

 To the Purchaser: LG Electronics Inc.
                   20 Yoido-dong
                   Youngdungpo-gu
                   Seoul 150-721 Korea
                   Attention: Chief Executive Officer

 with a copy to:   Mayer, Brown & Platt
                   190 South LaSalle Street
                   Chicago, Illinois  60603
                   Attention:  Robert A. Helman, Esq.

9.5. Waiver. Each party hereto may in its sole discretion (i) extend the time for the performance of any of the obligations or other acts of the other party hereunder, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto or
(iii) waive compliance by the other party with any of the agreements or conditions contained herein. No term or provision hereof shall be deemed waived and no breach hereof excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No waiver hereunder shall apply or be construed to apply beyond its expressly stated terms. No failure to exercise and no delay in exercising any right, remedy, power or privilege hereunder shall operate as a waiver thereof, and no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No failure to insist upon strict performance of any term or provision of this Agreement, or to exercise any right hereunder, shall be construed as a waiver or as a relinquishment of such term, provision, or right.

9.6. The Purchaser Subsidiaries; Successors, Assignment, and Parties in Interest. This Agreement and the rights hereunder may not be assigned by the Purchaser or the Company without the prior written consent of the other party, which may be given or withheld in the other party's discretion, except that the Purchaser may
(i) exercise any or all rights and/or fulfill any or all obligations under this Agreement (including, without limitation, the purchase of any Issue Shares and Offer Shares) in conjunction with or through one or more direct or indirect majority owned subsidiaries of the Purchaser; and/or (ii) assign this Agreement to an Affiliate or Affiliates of the Purchaser; provided that the Purchaser (a) may not perform any obligations through a subsidiary or assign this Agreement to an Affiliate prior to the Closing if doing so would delay the Closing, and
(b) shall remain liable for all of its obligations under this Agreement not fully performed by its subsidiaries or assignees. This Agreement shall be binding upon and inure solely to the benefit of the Purchaser and the Company and their respective successors and permitted assigns, and nothing in this Agreement (except for Section 6.12 or 6.13), express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.7.   Entire Agreement.  This Agreement, together with the
Company Letter and the other Transaction Documents and the Confidentiality Agreement, constitutes the entire agreement between the Purchaser and the Company with respect to the subject matter hereof and thereof and the transactions contemplated hereby and thereby and supersedes all prior or contemporaneous, written or oral agreements or understandings with respect thereto (including without limitation all term sheets). The parties acknowledge that their agreements hereunder and thereunder were not procured through representations or agreements not set forth herein or therein.

9.8. Amendment. This Agreement may be amended only to the extent permissible under applicable law and only by a written instrument executed and delivered by a duly authorized officer of the Purchaser and a duly authorized officer of the Company.

9.9. 	Severability.  The provisions set forth in this
Agreement and the other Transaction Documents are severable. If any provision of this Agreement or any other Transaction Document is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement and the other Transaction Documents, and the application of such provision to other persons or circumstances, shall not be affected thereby, and shall remain valid and enforceable in such jurisdiction, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Notwithstanding the foregoing, the purchase by the Purchaser of the Issue Shares shall be a condition to the purchase by the Purchaser of the Offer Shares and the purchase by the Purchaser of the Offer Shares shall be a condition to the purchase by the Purchaser of the Issue Shares.

9.10. Cumulation of Remedies. All remedies available to any party for breach or non-performance of this Agreement or any other Transaction Document are cumulative and not exclusive of any rights, remedies, powers or privileges provided by law, and may be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed an election of such remedy to the exclusion of other remedies.

9.11. 	Fair Construction.  This Agreement and the other
Transaction Documents shall be deemed the joint work product of the Purchaser and the Company without regard to the identity of the draftsperson, and any rule of construction that a document shall be interpreted or construed against the drafting party shall not be applicable. The representations and warranties contained in this Agreement shall not be qualified or reduced in scope by the knowledge of either party that one or more of the representations or warranties of the other party are, or may be, inaccurate.

9.12. 	Headings; References.  Headings used in this
Agreement and the other Transaction Documents are inserted as a matter of convenience and for reference, do not constitute a part of this Agreement or the other Transaction Document, as the case may be, for any other purpose, and shall not affect the interpretation or enforcement hereof or thereof. References herein or therein to Sections, Exhibits and Annexes are, unless otherwise designated, references to the specified Section, Exhibit or Annex hereof, as the case may be.

9.13. 	Counterparts.  This Agreement may be executed in
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


	IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of thedate first above written.

ZENITH ELECTRONICS CORPORATION




By:	/s/ Albin F. Moschner
   ------------------------------
	Name:  Albin F. Moschner
	Title:    President and Chief Executive Officer


LG ELECTRONICS INC.




By: 	/s/ John Koo
   ------------------------------
	Name:  Cha Hong (John) Koo
	Title:    President






                                                                ANNEX A

        CONDITIONS TO PURCHASER'S ACCEPTANCE OF SHARES IN THE OFFER

	Notwithstanding any other provision of the Offer, the obligation of the Purchaser to accept for payment, and pay for, any Offer Shares tendered pursuant to the Offer shall be subject to the purchase by Purchaser of the Issue Shares, to be consummated simultaneously with the purchase of the Offer Shares, and to the conditions that (i) the Agreement shall not have been terminated, (ii) there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn at least 18,619,000 shares of Common Stock, and (iii) to the satisfaction or waiver of the following conditions:

		1.  Stockholder Approval.  The Company's
stockholders shall have approved the Stockholder Proposals.

		2. No Prohibition. No statute, rule, regulation, judgment, order, decree, ruling, injunction, or other action shall have been entered, promulgated or enforced by any Governmental Authority that purports, seeks, or threatens to
(i) prohibit, restrain, enjoin, or restrict in a material manner, the purchase and sale of any Offer Shares as contemplated by the Agreement, or (ii) impose material adverse terms or conditions (not set forth herein) upon the purchase and sale of any Offer Shares as contemplated by the Agreement.

		3. Regulatory Compliance. All material filings with all Governmental Authorities required to be made in connection with the purchase and sale of the Offer Shares as contemplated by the Agreement shall have been made, all waiting periods thereunder shall have expired or terminated and all material orders, permits, waivers, authorizations, exemptions, and approvals of such entities required to be in effect on the date of the Closing in connection with the purchase and sale of the Offer Shares as contemplated by the Agreement shall have been issued, all such orders, permits, waivers, authorizations, exemptions or approvals shall be in full force and effect on the date of the Closing; provided, however, that no provision of the Agreement shall be construed as requiring any party to accept, in connection with obtaining any requisite approval, clearance or assurance of non-opposition, avoiding any challenge, or negotiating any settlement, any condition that would (i) materially change or restrict the manner in which the Company or the Purchaser conducts or proposes to conduct its businesses, or (ii) impose material terms or conditions (not set forth herein) upon the purchase and sale of any Offer Shares as contemplated by the Agreement.

		4. Exon-Florio. The Purchaser and the Company shall have delivered to CFIUS the voluntary notice described in Section 6.6, and (i) more than thirty days shall have passed from the calendar day following acceptance by CFIUS of such notice without advice from CFIUS of the commencement of an investigation of the transactions contemplated by the Agreement, (ii) the Purchaser and the Company shall have been advised by CFIUS that CFIUS has determined not to undertake an investigation of the transactions contemplated by the Agreement, or (iii) if CFIUS commences an investigation of the transactions contemplated hereby, such investigation shall have been resolved to the mutual satisfaction of the Purchaser and the Company.

		5. Directors. Provision shall have been made to the satisfaction of the Purchaser that the Board will have the composition described in Section 6.11.1 of the Agreement.

		6.  Performance.  The Company shall have
performed in all material respects its obligations under the Agreement to the date of the Closing.

		7. Amended Bylaws. The Amended Bylaws shall have been duly authorized, approved and effected.

		8.  Amendment of Rights Agreement.  The
Amendment to Rights Agreement shall have become effective as contemplated by Section 6.8 of the Agreement.

		9. Closing Deliveries. The Company shall have delivered, or shall be delivering concurrently with the Closing, the documents and instruments required to be delivered by the Company pursuant to Section 2.2.2.

		10. Representations and Warranties True. Except as otherwise contemplated by the Agreement and except for the representations and warranties of the Company set forth in
Section 4.3 which shall be accurate in all respects as of the date when made and at and as of the Closing as though newly made at and as of that time, the representations and warranties of the Company contained in the Agreement which are qualified as to materiality (which shall include
Section 4.8) shall be true and correct and which are not so qualified shall be true and correct in all material respects, in each case, as of the date when made and at and as of the Closing as though newly made at and as of that time, except that the Company's financial statements shall continue to be true only as of the respective dates covered thereby.

		11. Certificate. The Company shall have delivered to the Purchaser a certificate dated as of the Closing and signed by the Chief Financial Officer and General Counsel of the Company certifying as to (i) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, of the representations and warranties of the Company set forth in Section 4.3 and the representations and warranties of the Company contained in the Agreement which are qualified as to materiality, (ii) the accuracy, as of the date when made and at and as of the Closing as though newly made at and as of that time, in all material respects of the representations and warranties of the Company contained in the Agreement which are not so qualified; provided that the Company's representations and warranties contained in the Agreement as to the Company's financial statements shall continue to be true only as of the respective dates covered thereby and (iii) the performance of the obligations required by the Company to be performed under the Agreement as of the Closing.

		12. Credit Agreements. The Company shall have secured amendments to or waivers under, in each case, in form and substance reasonably satisfactory to the Purchaser, its material credit agreements and arrangements such that none of the transactions contemplated by the Agreement or the other Transaction Documents, will constitute a breach or default of or an event that, with notice or lapse of time or both would be a breach or default, under such credit agreements or arrangements.

		13. Items in Company Letter. Purchaser shall be satisfied that the claims and matters described in Item D of
Schedule 4.16A to the Company Letter and Items 1, 8, 9 and
10 of Schedule 4.17 to the Company Letter, individually, collectively with each other or collectively with any breaches of representations and warranties and/or other facts and circumstances which have not been disclosed as of the date of the Agreement have not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect.